FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS,
ANNOUNCES NEXT PHASE OF VALUE CREATION PLAN
AND ADDS THREE EXPERIENCED EXECUTIVES TO ITS BOARD OF DIRECTORS

•
Reported Q2 Net Income of $0.34 Per Share Includes $0.03 Per Share of Land and Corporate Office Relocation Charges; Prior Year Net Income of $0.28 Per Share Included a Benefit of $0.05 Per Share Relating to a Legal Settlement

•	Home Sale Revenues Increased 41% to $1.8 Billion; Closings Increased 27% to 4,772 Homes

•	Value of Net New Orders Increased 21% to $2.1 Billion; Net New Orders Up 11% to 5,697 Homes

•	Backlog Value Increased 21% to $3.7 Billion; Unit Backlog Increased 8% to 9,679 Homes

•
Company Announces Next Phase of Value Creation with Plans to Drive Greater Overhead Leverage, Moderate the Growth of Future Land Investment and Increase Share Repurchase Activities Consistent with Stated Capital Allocation Priorities

•	Company Increases Share Repurchase Authorization by $1.0 Billion to $1.5 Billion and Intends to Repurchase $1.5 Billion of its Shares by End of 2017

•	Company Adds 3 New Independent Directors, Bringing Additional Industry and Financial Expertise to its Board

ATLANTA - July 21, 2016 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2016. For the quarter, the Company’s reported net income of $118 million, or $0.34 per share, included pretax charges of $15 million, or $0.03 per share, associated with the termination of certain pending land transactions and recognition of final costs associated with its corporate relocation. Prior year net income of $103 million, or $0.28 per share, included a pretax benefit of $27 million, or $0.05 per share, resulting from a legal settlement realized in the period.

“Building on our strong Q1 results, PulteGroup posted another quarter of significant year-over-year growth in signups, closings, revenues and earnings,” said Richard J. Dugas, Jr., Chairman and Chief Executive Officer of PulteGroup. “Equally important, given the 21% increase in our backlog value to $3.7 billion, we believe the Company is well positioned to deliver outstanding full year performance in 2016.”

“We remain optimistic about the direction of the overall housing market and expect that current economic conditions, continued job formations and low interest rates can support slow and steady growth in housing demand for the next several years. Against this backdrop, we believe that our prior period land investments position us well for continued strong earnings growth.”

Second Quarter Results

Home sale revenues for the second quarter increased 41% over the prior year to $1.8 billion. Higher revenues for the period were driven by a 27% increase in deliveries to 4,772 homes, combined with an 11% increase in average selling price to $367,000.

The Company’s second quarter home sale gross margin was 21.5%, which is in line with Company guidance. Margins for the quarter were reduced by approximately 70 basis points as a result of closings associated with the Company’s purchase of substantially all of the assets of John Wieland Homes and Communities in January 2016.

Homebuilding SG&A expense for the quarter was $192 million, or 11.0% of home sale revenues. Prior year SG&A of $130 million, or 10.5% of home sale revenues, included a benefit of $27 million relating to a legal settlement realized in the period.

The value of net new orders in the second quarter increased 21% to $2.1 billion. On a unit basis, net new orders for the period increased 11% to 5,697 homes. The Company operated out of 700 communities in the quarter, an increase of 11% from the second quarter of 2015.

Backlog value increased 21% over the prior year to $3.7 billion, while the number of homes in backlog increased 8% to 9,679 homes. The average price of homes in backlog was $387,000, which is up 13% over last year and up 5% from the average selling price of homes delivered in the current quarter.

The Company's financial services operations reported second quarter pretax income of $17 million compared with $10 million in 2015. Higher pretax income for the period was the result of higher closing volumes in the Company’s homebuilding operations and a favorable interest rate environment. Mortgage capture rate for the quarter was 81%, compared with 83% in the prior year.

During the quarter, PulteGroup repurchased 2.6 million common shares for $48 million, or an average price of $18.53 per share. The Company also used available cash to retire $465 million of bonds which matured during the second quarter.

PulteGroup announced today that its Board approved increasing its existing share repurchase authorization by $1.0 billion, bringing the total authorization to $1.5 billion. At the end of the second quarter, the Company had $507 million available under the existing repurchase authorization. The Company expects that share repurchases will be made from time to time in the open market, through privately negotiated transactions or otherwise subject to market conditions, applicable legal requirements, and other relevant factors.

Company Announces Next Phase of Value Creation

The Company also announced the next phase of its Value Creation strategy, with plans to drive greater overhead leverage, moderate the growth of future land investment, and increase share repurchase activities consistent with stated capital allocation priorities. These actions build on the highly successful initiatives it launched in 2011 in support of efforts to deliver higher returns on invested capital. As part of its Value Creation strategy, the Company established its capital allocation priorities which include investing in high returning projects, while routinely returning funds to shareholders through dividends and systematic share repurchases. Since launching Value Creation, the Company has seen its gross margins, its operating margins, and its returns increase to be among the industry leaders, and it has returned over $1.2 billion to shareholders through dividends and share buy backs.

“Through our Value Creation strategy, PulteGroup has realized tremendous gains in its operating and financial performance, which is what ultimately drives returns for our shareholders,” said Mr. Dugas. “After our initial focus on improving our operating and balance sheet metrics, we transitioned to increasing investment into the business in support of profitable growth. Increased land investment over the past 24 to 36 months is resulting in substantial growth in 2016 volumes, revenues and profitability, and we believe has the Company well positioned for continued earnings growth over the next few years.”

“As we now look ahead and begin planning for the next successful phase of Value Creation, we are implementing the following actions:

•
We plan to slow the rate of growth in our land spend going forward, and use expected strong cash flows from operations to help fund the repurchase of $1.5 billion of our shares over the next six quarters;

•	We are taking actions to lower our SG&A spend from an expected 10% of home sale revenues in 2016 to a targeted rate of 9% or less of 2017 home sale revenues;

•
Our Board of Directors has approved a $1.0 billion increase in the Company’s share repurchase authorization raising our total authorization to $1.5 billion. The Company plans to repurchase $250 million of its shares in each of the third and fourth quarters of 2016 and $1.0 billion of its shares in 2017;

•
And, as announced in a separate release, we have added three new directors: John Peshkin, who has over 30 years of direct homebuilding experience including having served as CEO of Taylor Woodrow Homes and on the Boards of Standard Pacific Homes and WCI Communities; Joshua Gotbaum, who has served in a number of senior private and public sector roles; and Scott Powers, who has over 30 years of experience in financial asset management and most recently served as president and CEO of State Street Global Advisors.”

Elliott Management Comments on Company Actions

“We appreciate PulteGroup’s ongoing efforts to run a more efficient homebuilding business and toward building long-term shareholder value,” said Dave Miller, Senior Portfolio Manager at Elliott Management. “The addition of these proven executives to the Board, along with PulteGroup’s continued focus on improving operations, unlocking the value of its asset base and accretive capital return will drive significant value for shareholders.”

The Company and affiliates of Elliott Management, which recently acquired 4.7% of PulteGroup shares, have entered into an agreement that provides, among other things, that Elliott will support the Company’s slate of director nominees at the Company’s 2017 Annual Meeting of Shareholders.

Company Updates CEO search

PulteGroup announced that newly named Board members John Peshkin and Josh Gotbaum will be added to the Company’s previously established CEO search committee. “We look forward to having the perspectives of two experienced senior leaders such as John and Josh added to the committee,” stated Patrick J. O’Leary, PulteGroup director and search committee leader. “Our committee is making good progress and we look forward to completing our evaluation of internal and external candidates.”

A conference call discussing PulteGroup's second quarter 2016 results is scheduled for Thursday, July 21, 2016, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "may," "can," "could," "might," "will" and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the rate of growth in land spend; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com;
www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Homebuilding
Home sale revenues	$1,751,882	$1,243,077	$3,146,125	$2,331,235
Land sale revenues	4,950	6,460	7,437	24,002
	1,756,832	1,249,537	3,153,562	2,355,237
Financial Services	43,082	30,754	78,930	58,352
Total revenues	1,799,914	1,280,291	3,232,492	2,413,589

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,374,509	953,280	2,463,838	1,794,425
Land sale cost of revenues	4,403	5,312	6,430	18,691
	1,378,912	958,592	2,470,268	1,813,116
Financial Services expenses	26,180	20,767	52,298	43,308
Selling, general, and administrative expenses	192,333	130,119	383,348	291,431
Other expense (income), net	12,909	3,186	18,785	2,303
Income before income taxes	189,580	167,627	307,793	263,431
Income tax expense	71,820	64,303	106,733	105,136
Net income	$117,760	$103,324	$201,060	$158,295

Per share:
Basic earnings	$0.34	$0.28	$0.58	$0.43
Diluted earnings	$0.34	$0.28	$0.57	$0.43
Cash dividends declared	$0.09	$0.08	$0.18	$0.16

Number of shares used in calculation:
Basic	345,240	361,009	346,528	363,863
Effect of dilutive securities	2,759	3,232	2,710	3,297
Diluted	347,999	364,241	349,238	367,160

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	June 30, 2016	December 31, 2015

ASSETS

Cash and equivalents	$229,187	$754,161
Restricted cash	26,484	21,274
House and land inventory	6,629,464	5,450,058
Land held for sale	85,781	81,492
Residential mortgage loans available-for-sale	364,004	442,715
Investments in unconsolidated entities	52,500	41,267
Other assets	681,168	660,835
Intangible assets	161,372	110,215
Deferred tax assets, net	1,277,096	1,394,879
	$9,507,056	$8,956,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$340,847	$327,725
Customer deposits	252,259	186,141
Accrued and other liabilities	1,269,263	1,284,273
Income tax liabilities	33,980	57,050
Financial Services debt	189,557	267,877
Term loan	499,212	498,423
Senior notes	2,103,821	1,576,082
	4,688,939	4,197,571
Shareholders' equity	4,818,117	4,759,325
	$9,507,056	$8,956,896

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities:
Net income	$201,060	$158,295
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	117,783	103,059
Depreciation and amortization	26,705	21,853
Share-based compensation expense	16,906	14,654
Other, net	9,790	9,319
Increase (decrease) in cash due to:
Restricted cash	(5,210)	(4,526)
Inventories	(810,417)	(485,676)
Residential mortgage loans available-for-sale	78,460	70,123
Other assets	(15,506)	(57,054)
Accounts payable, accrued and other liabilities	55,113	(21,150)
Net cash provided by (used in) operating activities	(325,316)	(191,103)
Cash flows from investing activities:
Capital expenditures	(21,044)	(23,115)
Cash used for business acquisition	(430,025)	—
Other investing activities, net	(8,296)	14,650
Net cash used in investing activities	(459,365)	(8,465)
Cash flows from financing activities:
Proceeds from debt issuance	986,084	—
Repayments of debt	(484,974)	(237,994)
Borrowings under revolving credit facility	358,000	—
Repayments under revolving credit facility	(358,000)	—
Financial Services borrowings (repayments)	(78,320)	(20,970)
Stock option exercises	742	7,222
Share repurchases	(100,806)	(322,066)
Dividends paid	(63,019)	(59,125)
Net cash provided by (used in) financing activities	259,707	(632,933)
Net increase (decrease) in cash and equivalents	(524,974)	(832,501)
Cash and equivalents at beginning of period	754,161	1,292,862
Cash and equivalents at end of period	$229,187	$460,361

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(14,671)	$(1,911)
Income taxes paid (refunded), net	$(5,457)	$(1,685)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
HOMEBUILDING:
Home sale revenues	$1,751,882	$1,243,077	$3,146,125	$2,331,235
Land sale revenues	4,950	6,460	7,437	24,002
Total Homebuilding revenues	1,756,832	1,249,537	3,153,562	2,355,237

Home sale cost of revenues	1,374,509	953,280	2,463,838	1,794,425
Land sale cost of revenues	4,403	5,312	6,430	18,691
Selling, general, and administrative expenses	192,333	130,119	383,348	291,431
Other expense (income), net	13,041	3,186	18,967	2,303
Income before income taxes	$172,546	$157,640	$280,979	$248,387

FINANCIAL SERVICES:
Income before income taxes	$17,034	$9,987	$26,814	$15,044

CONSOLIDATED:
Income before income taxes	$189,580	$167,627	$307,793	$263,431

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Home sale revenues	$1,751,882	$1,243,077	$3,146,125	$2,331,235

Closings - units
Northeast	310	316	572	564
Southeast (a)	1,025	772	1,851	1,384
Florida	767	597	1,512	1,198
Midwest	786	659	1,338	1,228
Texas	923	754	1,698	1,500
West	961	646	1,746	1,235
	4,772	3,744	8,717	7,109
Average selling price	$367	$332	$361	$328

Net new orders - units
Northeast	352	443	730	880
Southeast (a)	1,016	1,041	2,068	1,979
Florida	1,011	805	1,934	1,716
Midwest	1,059	830	2,053	1,593
Texas	1,036	993	2,157	2,110
West	1,223	1,006	2,407	1,979
	5,697	5,118	11,349	10,257
Net new orders - dollars (b)	$2,142,024	$1,766,848	$4,255,995	$3,475,238

Unit backlog
Northeast			602	777
Southeast (a)			1,679	1,563
Florida			1,696	1,520
Midwest			1,804	1,553
Texas			1,804	1,883
West			2,094	1,702
			9,679	8,998
Dollars in backlog			$3,749,299	$3,087,862

(a)	Southeast includes the acquisition in January 2016 of substantially all of the assets of JW Homes ("Wieland").

(b)
Net new orders excludes backlog acquired from Wieland in January 2016. Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
MORTGAGE ORIGINATIONS:
Origination volume	3,158	2,507	5,706	4,623
Origination principal	$868,671	$635,153	$1,535,317	$1,149,941
Capture rate	80.6%	83.4%	80.8%	82.5%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Interest in inventory, beginning of period	$158,653	$166,887	$149,498	$167,638
Interest capitalized	38,231	31,296	73,515	62,099
Interest expensed	(29,396)	(33,799)	(55,525)	(65,353)
Interest in inventory, end of period	$167,488	$164,384	$167,488	$164,384